Exhibit 99.3

Centerview Partners LLC

31 West 52nd Street

New York, NY 10019

January 3, 2025

The Board of Directors

Capital One Financial Corporation

1680 Capital One Drive

McLean, Virginia 22102

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated February 19, 2024, to the Board of Directors of Capital One Financial Corporation (“Capital One”) as Annex B to, and reference to such opinion letter under the headings “Summary – Opinion of Capital One’s Financial Advisor”, “The Mergers – Background of the Mergers”, “The Mergers – Capital One’s Reasons for the Mergers; Recommendation of the Capital One Board of Directors”, and “The Mergers – Opinion of Capital One’s Financial Advisor” in, the joint proxy statement/prospectus relating to the proposed merger transaction involving Capital One and Discover Financial Services, which joint proxy statement/prospectus forms a part of Amendment No. 4 to the registration statement on Form S-4 of Capital One (the “Registration Statement”).

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the Securities and Exchange Commission (the “SEC”) promulgated thereunder, nor do we hereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ CENTERVIEW PARTNERS LLC

CENTERVIEW PARTNERS LLC

31 WEST 52ND STREET, 22ND FLOOR, NEW YORK, NY 10019

PHONE: (212) 380-2650 FAX: (212) 380-2651 WWW.CENTERVIEWPARTNERS.COM

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